TANDYCRAFTS, INC. TO IMPLEMENT STRATEGIC RESTRUCTURING
                            AND CONSOLIDATION PROGRAM

                After-Tax Charge Up To $14.3 Million To Be Taken
                   In Second Quarter Ending December 31, 1995


     FORT WORTH, TEXAS, December 19, 1995 -- Tandycrafts, Inc. (NYSE: TAC) announced today plans to implement a strategic restructuring and consolidation program designed to increase its competitive position and to increase value for Tandycrafts shareholders.
     As a result, the Company expects to take pretax charges (primarily non-cash in nature) for the second quarter ending December 31, 1995, of approximately $19.0 to $22.0 million ($12.4 to $14.3 million after tax, or $1.04 to $1.20 per share) to reflect the implementation of this program. Certain expenses related to the implementation of this program will not be separately reported as a restructuring charge, but will be reflected in operations as incurred. Cash proceeds after tax benefit resulting from the implementation of this program are projected to be in excess of $15 million and will be used to reduce bank debt.
     The program will focus on the divestiture and/or closure of certain non-core businesses; the elimination of low growth and low margin lines of businesses; the realignment and consolidation of certain functions within various operating divisions; reductions of certain administrative costs; the closure of underperforming retail stores; and the write down of goodwill associated with certain prior acquisitions.
     The program also calls for the retention of an outside consulting firm to assist senior management with the expansion of the Company's fastest growing retail concepts.
     The Company said the specific actions to be taken would be disclosed in greater detail when the Company releases its second quarter results in January 1996.
     In making this announcement, Earl Cox III, Chairman, said "the actions approved by the Board represent the culmination of a process initiated in August 1995, to assess our corporate structure and the strengths and weaknesses of our individual business units. During this process, we examined the mix of our businesses and the role and strategy of each in generating sales and profits, as well as each business's market position and growth potential. Based on our review we have determined to become more focused by focusing our resources in those areas which offer the greatest potential for growth and increased value for our shareholders."
     The Company also announced that Mr. Sheldon I. Stein, senior managing director and head of the Southwestern Corporate Finance Department for Bear Stearns & Co. Inc., had agreed to serve as a Director of the Company.


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